Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”), dated March 8, 2012 (the “Effective Date”), is by and between WaferGen Biosystems, Inc. (the “Company”) and Ivan Trifunovich (“Executive”) (collectively, the “parties”).

I.	Position and Responsibilities

A. Term. The initial term of this Agreement shall begin on the Effective Date and shall end on the five (5) year anniversary of the Effective Date; provided, however, that this Agreement shall automatically renew and extend for an additional one (1) year term on the five (5) year anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless either party gives written notice of non-renewal to the other party at least one hundred and eighty (180) calendar days prior to the anniversary date on which such renewal otherwise would occur (such initial term as renewed hereunder, the “Term”).

B. Position. Executive is employed by the Company to render services to the Company in the position of President and Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties, consistent with the position of President and Chief Executive Officer, now or hereafter assigned to Executive by the Board of Directors of the Company (“Board”). Executive shall abide by Company rules, regulations, and practices as adopted or modified from time to time by the Board in its sole discretion.

C. Location. It is acknowledged and agreed that the Executive lives in New Jersey and will not be required to relocate to California or elsewhere in connection with his employment by the Company pursuant to this Agreement. Executive agrees to travel to the Company’s offices in California from time to time, as reasonably required in the Board’s discretion, in connection with the performance of his duties as the Company’s President and Chief Executive Officer. The Company shall reimburse Executive for all reasonable travel expenses incurred in connection with working at the Company’s principal office in Fremont, California.

D. Director. On the Effective Date of this Agreement, the Board shall appoint the Executive to the Board in accordance with applicable law and the Company’s Bylaws.

E. Other Activities. Except upon the prior written consent of the Company’s Board of Directors, Executive will not, during the term of this Agreement, (i) commence any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that would interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. Notwithstanding the foregoing, the Company agrees that Executive may continue to serve as President, CEO, and Chairman of the Board of Directors of Helicos BioSciences Corporation and a member of the advisory board of a Japanese multi-national company previously disclosed to the Board, provided that such service does not materially interfere with Executive’s performance of his obligations to the Company or create a conflict of interest with the Company.

F. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II.	Compensation and Benefits

A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three Hundred and Sixty Thousand Dollars ($360,000) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees. In no event shall the Executive’s Base Salary be less than his Base Salary amount for the immediately preceding twelve (12) month period other than in the circumstance where the Company reduces the base salaries of all similarly situated executives of the Company, provided, however, even in that circumstance, Executive’s Base Salary shall not be reduced by more than twenty percent (20%).

B. Bonus. Executive shall be eligible to earn a performance bonus for each completed fiscal year of his employment with the Company, in an amount up to fifty percent (50%) of his then-current Base Salary, in accordance with an annual incentive plan to be established for each year by the Compensation Committee of the Company’s Board of Directors (“Bonus”). Any Bonus payment for 2012 shall be pro-rated based on Executive’s partial year of service. Executive must remain employed by the Company through the end of a given fiscal year in order to be eligible for any Bonus for such fiscal year; provided, however, that Executive shall not be entitled to any Bonus for a given fiscal year if Executive’s employment is terminated For Cause prior to the date on which a Bonus is paid to Executive by the Company for such fiscal year. All Bonuses shall be paid no later than April 30 of the year following the year for which the Bonus is earned.

C. Stock Options.

1. In connection with the execution of this Agreement, Executive will be granted a stock option to purchase 3,000,000 shares of the Company’s common stock, which is the maximum number of shares available for grant to any one individual in any one calendar year pursuant to the Company’s 2008 Stock Incentive Plan (the “Initial Option”). The Initial Option will vest over a period of three (3) years, with one-third of the shares subject to the Initial Option vesting on the first anniversary of the Executive’s initial date of employment with the Company, and the remaining two-thirds of the shares subject to the Initial Option vesting in eight (8) equal quarterly installments over two years following the one-year anniversary of the Executive’s initial date of employment with the Company (for a three-year vesting period in total), subject to Executive’s continued employment with the Company through each vesting date. The vesting commencement date shall be the first day of Executive’s employment with the Company. In the event (i) of a Change of Control, (ii) Executive’s employment is terminated By Death or By Disability (as defined in Section IV below), (iii) Executive’s employment is terminated by Executive for Good Reason (as defined in Section IVA below) or (iv) Executive’s employment is terminated by the Company other than For Cause (as defined in Section IVB below), then in each case 100% of the number of unvested shares then subject to the Initial Option shall accelerate and become vested shares as of the date of such event. The exercise price of the Initial Option will be equal to the “Fair Market Value” of the Company’s common stock (as such term is defined in the Company’s 2008 Stock Incentive Plan) on the date of grant of such option. The Initial Option will be subject to the terms, definitions and provisions of the Company’s 2008 Stock Incentive Plan under which the Initial Option is granted and the Stock Option Agreement by and between Executive and the Company; provided, however, that in the event of any conflict between the terms of the 2008 Stock Incentive Plan or such Stock Option Agreement and this Agreement, the terms of this Agreement shall prevail and govern.

2

2. In each calendar year on the next business day following January 1 beginning with 2013 and provided that Executive remains employed with the Company through the applicable date of grant, Executive also will be granted an additional stock option (each, an “Additional Option”) to purchase common stock of the Company to the extent necessary to provide Executive with a total equity interest in the Company equal to five percent (5%) of the total number of shares of Company common stock outstanding on a fully diluted and as-converted basis on the date of grant of such Additional Option; provided, however, that the Company shall not be required to grant to Executive in any calendar year options to purchase shares in excess of any applicable individual share limit set forth in the stock plan pursuant to which the Additional Option is granted, including the limit of 3,000,000 shares set forth in the 2008 Stock Incentive Plan. The number of shares subject to any particular Additional Option shall be equal to that number of shares which, together with (a) the number of shares subject to the Initial Option, (b) all prior Additional Options and (c) any other compensatory equity interests granted to Executive by the Company, equals five percent (5%) of the total number of shares of Company common stock outstanding on a fully diluted and as-converted basis at such time. The calculation of the fully diluted and as-converted shares for this purpose will be determined by the Company’s Board of Directors or compensation committee in its reasonable discretion (and the Board or compensation committee shall accept and consider reasonable input from Executive with respect to the determination of such calculation), and will be made (i) assuming the Series A (and to any extent applicable, the Series B) Preferred and the Company’s outstanding Convertible Notes are fully converted into common shares at their designated conversion prices and that any in-the-money warrants are fully exercised on a cashless/ net issuance basis (for avoidance of doubt, any out-of-the-money warrants will not be included in the calculation of fully diluted and as-converted shares), and (ii) taking into account any equity or equity-based awards granted under the Company’s stock incentive plans. Each Additional Option will have the same vesting terms as the Initial Option, with the vesting commencement date being the first day of Executive’s employment with the Company. The exercise price of each Additional Option will be equal to the “Fair Market Value” of the Company’s common stock (as such term is defined in the Company’s 2008 Stock Incentive Plan or any other stock plan pursuant to which the Additional Option is granted) on the date of grant of such Additional Option. Each Additional Option will be subject to the terms, definitions and provisions of the Company’s stock plan under which such Additional Option is granted and the Stock Option Agreement by and between Executive and the Company; provided, however, that in the event of any conflict between the terms of the applicable stock plan or such Stock Option Agreement and this Agreement, the terms of this Agreement shall prevail and govern.

3

3. Notwithstanding anything contained herein or in the Stock Option Agreements governing the Initial Option, any Additional Option, and any other stock option to the contrary, in the event of the termination of Executive’s employment with the Company, Executive shall be entitled to exercise his vested stock options (including those vesting upon such termination) until the earlier of (i) eighteen (18) months from the date of termination or (ii) the expiration date of such stock options as set forth in the applicable Stock Option Agreements for such awards, determined without regard to such termination or resignation; provided further that such extended exercise period shall not apply in situations where the employment of Executive is terminated For Cause or by Executive other than for Good Reason (as defined in Section IVA below), in which case, the exercise periods shall continue to be governed by the terms of the Stock Option Agreements.

D. Additional Payout in Distribution.

1. Calculation of Contingent Payments

(a) In the event that a distribution is made of any of the assets (including cash) of the Company to holders of any class of capital stock by reason of their ownership thereof, including any distribution made solely to the holders of the Company’s preferred stock (but excluding the payment of accrued and accumulated dividends on the preferred stock) and including any distribution made in connection with a Change of Control (each, a “Distribution”), then in each such case Executive shall have the right to receive a payment (a “Contingent Payment”) from the Company (or the successor to the Company if the Company is not the surviving company in such Change of Control) in connection with each such Distribution equal to the amount, if any, by which (i) five percent (5%) of the Total Distribution Amount (as defined below) exceeds (ii) the amount paid to Executive in such Distribution with respect to compensatory equity interests then held by Executive less the exercise or other purchase price paid or payable by Executive for such equity interests. If the amount paid to Executive in such Distribution with respect to compensatory equity interests then held by Executive, less the exercise or other purchase price paid by Executive for such equity interests, is equal to or exceeds five percent (5%) of the Total Distribution Amount, then no Contingent Payment shall be payable to Executive. A “Distribution” shall be deemed to include payments made, or other consideration provided, by a third party to all holders of any particular class of capital stock as part of the Change of Control, such as in the event of a purchase of Company stock directly from Company stockholders pursuant to a tender offer.

(b) For purposes of calculating the amount received by Executive in the Distribution with respect to equity interests then held by Executive, (i) all compensatory equity interests granted by the Company to Executive at any time shall be treated as then held by Executive, including any compensatory equity interests previously sold by Executive that would have been entitled to participate in such Distribution had such equity interests not been sold prior to the date of the Distribution, and (ii) any equity interests purchased by Executive in open-market transactions or in privately-negotiated transactions with individual investors shall not be treated as then held by Executive.

4

(c) “Total Distribution Amount” shall be the value of all cash, property and securities that is distributed or paid in respect of equity interests in connection with the Distribution, including amounts payable as part of a Change of Control and amounts paid for the sale or redemption of, or as distributions with respect to, any such equity interests. For avoidance of doubt, the Company’s Convertible Notes (unless they have been previously converted into Preferred Stock or Common Stock, or they are converted into Preferred Stock or Common Stock in connection with the Change of Control such that the holders of the Convertible Notes instead participate as holders of capital stock in the distributions made in connection with the Change of Control) are to be considered as debt and not equity.

2. Time and Form of Payments.

(a) Subject to Executive’s continued employment with the Company through the date on which a Distribution occurs, in the event Executive is entitled to a Contingent Payment with respect to such Distribution, then the form of consideration payable to Executive in connection with the Distribution shall be the same form paid to holders of the Company’s capital stock, which shall mean all cash if stockholders receive all cash in the Distribution or such other form or forms of consideration, or combinations thereof, as the stockholders shall receive in the Distribution. In addition, with respect to a Distribution that constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are defined in Section 409A (which term is defined in Annex A)), the Contingent Payment shall be paid on the same schedule and under the same terms and conditions as is the consideration received by other stockholders who participate in the Distribution, provided that all Contingent Payments with respect to such Distribution will be made no later than five years after the change in control event, in accordance with Treasury Regulation section 1.409A-3(i)(5)(iv)(A); provided, further, that with respect to all other Distributions (“Non-Change in Control Event Distributions”) a Contingent Payment with respect to such a Non-Change in Control Event Distribution will be made no later than the 15th day of the third month of the year following the year in which the Non-Change in Control Event Distribution occurs (or commences in the event the Non-Change in Control Event Distribution is paid in two or more installments). If a Non-Change in Control Event Distribution is scheduled to be paid in two or more installments, the Contingent Payment shall be calculated in accordance with Section IID.1 above, provided that the calculation will include the estimated fair market value of such payments, accounting for the likelihood that payments underlying a Non-Change in Control Event Distribution that are scheduled to be made, or may potentially be made, to other stockholders in the future and that are subject to a risk of forfeiture will actually be made to such stockholders, discounted to present value as of the latest date such payments could be made in accordance with the preceding sentence, as calculated by an actuary, adjuster, or appraiser mutually agreed upon by Executive and the Company.

 (b) In the event that Executive’s employment with the Company is terminated (i) after the first year of Executive’s employment with the Company, for any reason more than six (6) months prior to a Distribution, or (ii) during the first year of Executive’s employment with the Company, for any reason more than one (1) year prior to a Distribution, then Executive shall have no right to receive any Contingent Payment in connection with such Distribution or any other Distribution thereafter.

5

 (c) In the event that Executive’s employment with the Company is terminated for any reason other than For Cause, By Death or By Disability (as defined in Section IV below), by Executive without Good Reason (as defined in Section IVA below), or by Non-Renewal (as defined in Section IIIB below) (such termination, a “Qualifying Termination”), Executive shall be entitled to receive a Contingent Payment (the “Post-Termination Contingent Payment”) with respect to any Distributions that occur either (i) within six (6) months following a Qualifying Termination after his first year of employment with the Company or (ii) within one (1) year following a Qualifying Termination that occurs during the first year of Executive’s employment with the Company (each such Distribution, a “Qualifying Distribution”). Such Post-Termination Contingent Payment will be paid to Executive as soon as practicable following the earlier of (x) the 13-month anniversary of Executive’s Qualifying Termination and (y) the occurrence of a Change of Control that constitutes a “change in control event,” as defined in Treasury Regulation section 1.409A-3(i)(5) (either such date, the “Payment Date”), subject to the following:

 (1) Except as provided by paragraph (2) below, the Executive’s Post-Termination Contingent Payment shall be payable in the same form paid to holders of the Company’s capital stock, which shall mean all cash if stockholders receive all cash in the Distribution or such other form or forms of consideration, or combinations thereof, as the stockholders shall receive in the Distribution, unless doing so is not feasible, as determined by the Company in its sole discretion, in which case the Post-Termination Contingent Payment shall be payable in a single lump sum cash payment, less applicable withholdings, equal to the value of all Contingent Payments, calculated in accordance with Section IID.1 above, that would have been payable to Executive with respect to any Qualifying Distributions, provided that, if any consideration payable to the holders of the Company’s capital stock in connection with a Qualifying Distribution is either (A) paid in a form other than cash or (B) is scheduled to be paid, or may potentially be paid, at any time following the Payment Date, the calculation will include the estimated fair market value of such payments, accounting for the likelihood that payments underlying a Distribution that are scheduled to be made, or may potentially be made, to other stockholders in the future and that are subject to a risk of forfeiture will actually be made to such stockholders, discounted to present value as of the Payment Date, as calculated by an actuary, adjuster, or appraiser mutually agreed upon by Executive and the Company ; and

 (2) If the Payment Date is a Change of Control that constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are defined in Section 409A (which term is defined in Annex A)), the form of consideration payable to Executive in connection with the Distribution shall be the same form paid to holders of the Company’s capital stock, which shall mean all cash if stockholders receive all cash in the Distribution or such other form or forms of consideration, or combinations thereof, as the stockholders shall receive in the Distribution. In addition, in that case, the Post-Termination Contingent Payment shall be paid on the same schedule and under the same terms and conditions as is the consideration received by other stockholders who participate in the Distribution, provided that all Post-Termination Contingent Payments with respect to such Distribution will be made no later than five years after the change in control event, in accordance with Treasury Regulation section 1.409A-3(i)(5)(iv)(A).

 3. In addition, the right to receive any further Contingent Payments shall terminate immediately following the first Change of Control (other than with respect to the Contingent Payment payable in connection with such Change of Control).

6

4. The amount payable to Executive as any Contingent Payment shall be in addition to, and not in lieu of, any other amounts paid or payable to Executive under this Agreement or in connection with the Change of Control.

E. Long-Term Incentive Plan Bonus. Executive shall be eligible to participate in a long-term incentive plan to be established by the Company. Such long-term incentive plan shall contain the terms and conditions set forth below. This Agreement shall be deemed the long-term incentive plan pending the Company’s establishment of a separate plan document.

1. The long-term incentive plan shall provide for a cash payment to Executive upon a Change of Control based on the Aggregate Equity Transaction Value (as defined below) in such Change of Control transaction, as follows:

(a) for a transaction with an Aggregate Equity Transaction Value of more than $50 million, and up to $75 million, Executive shall be entitled to receive a cash payment equal to 1% of the Aggregate Equity Transaction Value;

(b) for the portion, if any, of the Aggregate Equity Transaction Value in excess of $75 million and up to $100 million, Executive shall be entitled to receive a cash payment equal to 2% of such portion of the Aggregate Equity Transaction Value;

(c) for the portion, if any, of the Aggregate Equity Transaction Value in excess of $100 million and up to $150 million, Executive shall be entitled to receive a cash payment equal to 3% of such portion of the Aggregate Equity Transaction Value; and

(d) for the portion, if any, of the Aggregate Equity Transaction Value in excess of $150 million, Executive shall be entitled to receive a cash payment equal to 5% of such portion of the Aggregate Equity Transaction Value.

(By way of example, if the Aggregate Equity Transaction Value was $250 million, Executive would be entitled to receive an aggregate cash payment equal to the sum of (i) 0.01, multiplied by $75 million, plus (ii) 0.02, multiplied by $25 million, plus (iii) 0.03, multiplied by $50 million, plus (iv) 0.05 multiplied by $100 million, or a total of $7.75 million.)

7

2. “Aggregate Equity Transaction Value” shall mean the aggregate consideration paid in the Change of Control based upon the fair market value of the aggregate consideration payable to the holders of outstanding capital stock and other equity securities of the Company in connection with such Change of Control, including amounts paid in respect of any options or other rights to acquire such capital stock or equity securities. The fair market value of such consideration other than cash consideration shall be determined as set forth below in Section IIE.3. For purposes of this Agreement, “equity securities” will include options, warrants, convertible preferred stock or other equity securities which are in each case exercisable for, convertible into or exchangeable for capital stock. Amounts paid or payable to holders of any Convertible Notes (unless the Convertible Notes have been previously converted into Preferred Stock or Common Stock, or the Convertible Notes are converted into Preferred Stock or Common Stock in connection with the Change of Control such that the holders of the Convertible Notes instead participate as holders of capital stock in the distributions made in connection with the Change of Control) shall be excluded in this calculation. In the event and to the extent the consideration actually paid in the Change of Control includes earnout, contingent value right, or similar rights granted or payments made to holders after the date of the Change of Control, such amounts shall be included in determining the amount of Executive’s long-term incentive plan cash payment pursuant to Section IIE.1 above; provided, however, that the consideration payable to Executive in connection with such earnout, contingent value right or similar rights or payments shall be in the same form paid to holders of the Company’s capital stock and, if the Change of Control constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are defined in Section 409A (which term is defined in Annex A)), the consideration shall be paid on the same schedule and under the same terms and conditions as such consideration provided or paid to other stockholders but in no event later than five years after the change in control event, in accordance with Treasury Regulation section 1.409A-3(i)(5)(iv)(A). If the Change of Control does not constitute a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are defined in Section 409A (which term is defined in Annex A)), the consideration shall be paid in a lump sum with thirty (30) days of the Change of Control. For the avoidance of doubt, it is intended that the consideration payable pursuant to this Section IIE satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulation section 1.409A-1(b)(4) and, to the extent not so exempt, that the consideration comply, and this Section IIE be interpreted to the greatest extent possible as consistent, with Treasury Regulation section 1.409A-3(i)(5)(iv)(A).

3. If the consideration received in the Change of Control is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Company. Any securities shall be valued as follows:

(a) The value of securities not subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be:

(1) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period (or portion thereof) ending three (3) days prior to the closing; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Company.

 (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the value determined above to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Company.

8

4. In the event that Executive’s employment with the Company is terminated (i) after the first year of Executive’s employment with the Company, for any reason more than six (6) months prior to the Change of Control, or (ii) during the first year of Executive’s employment with the Company, for any reason more than one (1) year prior to a Change of Control, then Executive shall have no right to receive any payment under the long-term incentive plan in connection with such Change of Control. Executive shall be entitled to receive a long-term incentive plan payment as provided herein with respect to a Change of Control that occurs either (i) within six (6) months following any termination of Executive’s employment at any time after his first year of employment with the Company or (ii) within one (1) year following any termination of Executive’s employment during the first year of Executive’s employment with the Company, provided that in each case such right to receive such payment following termination of employment shall not apply in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), by Executive without Good Reason (as defined in Section IVA below), or by Non-Renewal (as defined in Section IIIB below). In addition, the right to receive any long-term incentive plan payment with respect to any Change of Control transaction shall terminate immediately following the first Change of Control (other than with respect to amounts payable in connection with such Change of Control).

5. The amount payable to Executive under the long-term incentive plan shall be in addition to, and not in lieu of, any other amounts paid or payable to Executive under this Agreement or in connection with the Change of Control.

F. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, including the Company’s health, dental, life insurance, disability and 401(k) plans, in each case in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. Executive shall be eligible to accrue four (4) weeks of paid vacation per calendar year, in accordance with the Company’s vacation policy as amended from time to time.

G. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

H. Indemnification. In connection with the execution of this Agreement, Executive and the Company have executed the Company’s standard indemnification agreement for officers and directors.

I. Liability Insurance. Both during and after termination (for any reason) of Executive’s employment, the Company shall cause Executive to be covered under a directors and officers’ liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its Affiliates. Such policy shall be maintained by the Company, at its expense in an amount and on terms (including the time period of coverage after the Executive’s employment terminates) at least as favorable to the Executive as policies covering the Company’s other members of its Board of Directors.

J. Legal Fees. Company shall promptly reimburse Executive for his reasonable legal fees and expenses incurred by Executive in connection with his negotiation and execution of this Agreement, up to a maximum amount of $15,000.00. In addition, if any legal action is brought by Executive relating to this Agreement against the Company and Executive is the prevailing party in any final judgment or arbitration award, Executive shall be entitled to receive from the Company all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith in connection with such legal action.

9

III.	effect of termination or non-renewal

A. Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), by Executive other than for Good Reason (as defined in Section IVA below), or by Non-Renewal (as defined in Section IIIB below), Executive will be eligible to receive the following severance benefits (collectively, “Severance Benefits”) if the Company terminates Executive’s employment prior to the end of the Term or Executive terminates his employment with the Company for Good Reason prior to the end of the Term:

1. an amount equal to twenty-four (24) months of Executive’s then-current Base Salary, of which (i) one-half of such amount shall be paid in a single lump-sum amount, less applicable withholdings, on the Company’s next regular payroll schedule date following the expiration of the 7-day revocation period referenced in Exhibit A hereto, and (ii) the remaining one-half of such amount shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings, over eighteen (18) months; provided, however, that such payments will be delayed until the Company’s first regularly scheduled payroll date occurring on or after the 60th day following Executive’s termination of employment (the “First Payroll Date”), and any amounts that would otherwise have been paid prior to the First Payroll Date shall instead be paid on the First Payroll Date; and

2. if Executive elects to continue his group health coverage under COBRA, the Company will pay Executive’s COBRA premiums for coverage until the earlier of (a) the end of the eighteen (18) month period following the date of such termination; or (b) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that either the payments under this Section IIIA.2 are no longer exempt from the application of Section 409A or providing the payments will subject the Company to tax or penalty pursuant to Section 4980D of the Internal Revenue Code of 196, as amended (the “Code”), then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments.

Executive’s eligibility for the foregoing Severance Benefits is conditioned on Executive having first signed and not revoked a release agreement in the form attached as Exhibit A within sixty (60) days of Executive’s termination or such earlier deadline required by the release (such deadline, the “Release Deadline”). The Severance Benefits will not be paid or provided until the release agreement becomes effective and irrevocable, and, subject to Annex A attached hereto, any Severance Benefits otherwise payable between the date of Executive’s termination and the date such release agreement becomes effective shall be paid on the effective date of such release agreement. If the release agreement does not become effective by the Release Deadline, Executive will forfeit all rights to severance payments and benefits under this Agreement. For the avoidance of doubt, Executive shall not be entitled to the foregoing Severance Benefits if Executive’s employment is terminated For Cause, By Death or By Disability; by Non-Renewal pursuant to Section IIIB; by Executive other than for Good Reason; or if Executive’s employment ends upon expiration of the Term following notice of non-renewal given pursuant to Section IA.

10

B. Non-Renewal. If either party gives notice of non-renewal of this Agreement as described in Section IA above (“Non-Renewal”), the Company may elect to make the termination of Executive’s employment effective immediately at any time prior to the end of the applicable notice period (“Notice Period”) and, provided that the Company is not making the election to terminate Executive’s employment For Cause or By Death or By Disability, the Company will provide the following separation benefits to Executive:

1. Executive’s then-current Base Salary for the period from the date of such termination through the remainder of the Notice Period, which shall be paid in the form of salary continuation on the Company’s regular payroll schedule, less applicable withholdings;

2. A full or, if such termination occurs prior to the end of the fiscal year, pro-rata portion of any Bonus which Executive otherwise would have earned if he had remained employed by the Company through the end of the Notice Period, which shall be paid on the Company’s regular bonus payment schedule; all Bonuses shall be paid no later than April 30 of the year following the year for which the Bonus is earned; and

3. if Executive elects to continue his group health coverage under COBRA, payment of Executive’s COBRA premiums for coverage until the earlier of (a) the end of the Notice Period; or (b) the date Executive becomes covered under another employer’s health plan; provided, however, that, in the event that the Company determines, in its sole discretion, that the payments under this Section IIIB3 are no longer exempt from the application of Section 409A or providing the payments will subject the Company to tax or penalty pursuant to Section 4980D of the Code, then the Company shall pay Executive an amount equal to each remaining COBRA premium as taxable compensation in monthly installments.

IV.	Other Terminations

A. Termination by Executive for Good Reason. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within ninety (90) days of the event constituting Good Reason, the Company fails to cure the Good Reason within thirty (30) days of such written notice (the “Cure Period”), and Executive terminates his employment within ninety (90) days of the expiration of the Cure Period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if effected by the Company without the consent of Executive: (A) an adverse change in Executive’s title, or a change in Executive’s position with the Company which materially reduces Executive’s level of responsibility; provided that a change in Executive’s title or position due to the fact that the Company or its successor becomes a stand-alone division or subsidiary of another company will not alone constitute Good Reason so long as Executive continues to act as the most senior level employee of such division or subsidiary; (B) a material reduction in Executive’s Base Salary, except for reductions that meet the requirements of Section IIA of this Agreement; or (C) the Company requires that Executive relocate from New Jersey to California or elsewhere in connection with his employment; (D) the Company commits a material breach of this Agreement; (E) the Company materially violates or continues to materially violate any law or regulation contrary to the written advice of both Executive and the Company’s outside counsel to the Board; or (F) the Company fails to use its reasonable best efforts to cause Executive to be re-elected to the Board at any annual meeting of stockholders at which stockholders are electing directors to the Board, to the extent at such time Executive holds the titles of the Company’s President and Chief Executive Officer (provided, however, that the failure of Executive to be nominated to the Board by the other Board members shall be deemed Good Reason).

11

B. Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive is convicted of a crime involving dishonesty, breach of trust, or violence to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty (20) days after written notice to Executive from the Board; (iv) Executive willfully refuses to implement or follow a reasonable, customary and lawful policy or directive of the Board, which breach is not cured within twenty (20) days after written notice to Executive from the Board; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally which is not cured within twenty (20) days after written notice to Executive from the Board. The Board may terminate Executive’s employment For Cause at any time, without any advance notice (following any applicable notice and cure period set forth in the immediately preceding sentence). The Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

C. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

D. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the reasonable opinion of the Board, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and eighty (180) days in any twelve (12) month period, then, to the extent permitted by law, the Board may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

V.	Change of Control

A. “Change of Control.” For purposes of this Agreement, “Change of Control” shall mean (A) a sale or disposition (including by way of liquidation) of all or substantially all of the assets of the Company; or (B) the acquisition of the Company by another entity by means of any reorganization, merger or consolidation (but excluding any reorganization, merger or consolidation effected exclusively for the purpose of changing the domicile of the Company) or series of related transactions, in each case in which the Company’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such transaction or series of related transactions; provided, however, that (i) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted (or a combination thereof) shall not be deemed to be a Change of Control; (ii) any transaction or series of transactions resulting in Great Point Partners, LLC, Deerfield Management or their affiliates owning individually or together in the aggregate 50% or more of the voting power of the resulting or surviving corporation following such transaction or series of related transactions shall not be deemed to be a Change of Control; or (iii) any transaction or series of transactions in which individual investors are selling their equity interests in the Company to individual buyers in privately-negotiated transactions to which the Company is not a party shall not be deemed to be a Change of Control.

12

B. Termination Before or Following a Change of Control. If the Company terminates Executive’s employment with the Company other than “For Cause” within three (3) months before or twelve (12) months following a Change of Control, and such termination entitles Executive to Severance Benefits under Section IIIA above, Executive will be eligible to receive (1) Severance Benefits in accordance with, and subject to the requirements of, Section IIIA and (2) a supplemental severance payment equal to the product of (ii) 50% of Executive’s then-current Base Salary, multiplied by (ii) two, which supplemental severance payment amount shall be paid in a single lump-sum amount, less applicable withholdings, on the later of the effective date of the termination or the Change of Control (provided, however, Company shall be deemed in compliance with the foregoing if it makes such lump-sum payment on the Company’s first regularly scheduled payroll date occurring on or after the 60th day following Executive’s termination of employment or the Change of Control, as applicable). Executive’s receipt of the foregoing benefits, including the supplemental payment, shall be subject to the conditions set forth in Section IIIA for receipt of Severance Benefits. For avoidance of doubt, Executive shall not be eligible for the payments or benefits set forth in this paragraph if Executive’s employment is terminated For Cause, By Death or By Disability; by Non-Renewal pursuant to Section IIIB; by Executive other than for Good Reason; or if Executive’s employment ends upon expiration of the Term following notice of non-renewal given pursuant to Section IA.

C. Golden Parachute Excise Tax Payments. In the event that any payment in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) imposed with respect to such taxes and the Excise Tax), including any federal, state or local tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company. The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Executive promptly following the termination date of Executive’s employment with the Company, if applicable, or such other time as requested by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by Executive, the Company shall furnish Executive, at the Company’s expense, with an opinion reasonably acceptable to Executive from the Company’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Executive) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section VC shall be paid by the Company to Executive within ten (10) days of receipt of the Determination, and in no event later than the last day of the calendar year following the calendar year in which Executive remits the subject taxes.

13

VI.	Termination Obligations

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also reasonably cooperate with the Company, at the Company’s expense, in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VII.	Inventions and Proprietary Information; Prohibition on Third Party Information

A. Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

B. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

14

VIII.	Amendments; Waivers; Remedies

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

IX.	ASSIGNMENT; BINDING EFFECT; SENIOR POSITION OF CONVERTIBLE NOTES

A. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company. This Agreement will not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement will be binding upon the surviving, resulting or successor corporation or the person or entity to which such assets are transferred. The Company agrees that if the Company completes an asset sale pursuant to which all or substantially all of the assets of the Company are sold, or any other Change of Control transaction pursuant to which the acquiring or surviving party in such transaction does not assume the Company’s obligations under this Agreement either by operation of law or contractually, then concurrently with such asset sale or other transaction the Company will cause the purchaser of such assets, or such other acquiring or surviving party, to unconditionally assume in writing all of the obligations of the Company hereunder. Without limiting the foregoing, but subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Affiliates, officers, directors, agents, successors and assigns of the Company. This Agreement will inure to the benefit of, and be enforceable by or against, Executive or Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, designees and legatees. None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law. If Executive should die while any amounts or benefits have been accrued by Executive but not yet paid as of the date of Executive’s death and which would be payable to Executive hereunder had Executive continued to live, all such amounts and benefits unless otherwise provided herein will be paid or provided in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no such person is so appointed, to Executive’s estate.

15

B. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that in the event of a Change of Control of the Company, the repayment of the Company’s currently outstanding Convertible Notes in the aggregate principal amount of approximately $15,275,000 plus all interest accrued thereon, to the extent not previously converted into Preferred Stock or Common Stock and to the extent not converted into Preferred Stock or Common Stock in connection with the Change of Control, shall be senior in all respects to the payment of any Severance Benefits, Contingent Payment, long-term incentive plan payment or similar payments payable to Executive hereunder in connection with such Change of Control transaction (whether or not Executive’s employment is terminated in connection with such transaction).

X.	Notices

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

WaferGen Biosystems, Inc.

7400 Paseo Padre Parkway

Fremont, CA 94555

Attention: Chairman of the Board

Executive’s Notice Address:

XI.	Severability

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

16

XII.	Taxes

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive.

XIII.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XIV.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XV.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Each party agrees that any and all of its obligations under this Agreement, including but not limited to Exhibit B, shall survive the termination of employment and the termination of this Agreement, except as otherwise provided herein.

XVI.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XVII.	NO MITIGATION REQUIRED

In no event will Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not Executive obtains other employment.

XVIII.	Authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

17

XIX.	Entire Agreement

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information and Inventions Agreement attached as Exhibit B and the Company’s 2008 Stock Incentive Plan and Executive’s Stock Option Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XX.	Executive Acknowledgement

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT HE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT HE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT HE HAS ENTERED INTO IT FREELY BASED ON HIS OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED:

WaferGen Biosystems, Inc.	Ivan Trifunovich

/s/ Alnoor Shivji	/s/ Ivan Trifunovich
Signature	Signature

Chairman	3/8/12
Title	Date

3/8/12
Date

18

EXHIBIT A

General Release of Claims

Ivan Trifunovich (“Executive”) and WaferGen Biosystems, Inc. (the “Company”) have agreed to enter into this General Release of Claims (“Release”) on the following terms:

In exchange for the severance benefits set forth in the Executive Employment Agreement between the parties dated ________ (the “Agreement”), Executive hereby completely releases the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the “Released Parties”) from all claims of any kind, known and unknown, which Executive may now have or have ever had against any of them, or arising out of Executive’s relationship with any of them, including all claims arising from Executive’s employment or the termination of Executive’s employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (“Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, or any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys’ fees. The parties intend for this release to be enforced to the fullest extent permitted by law. Executive understands that he is not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.

Executive further agrees that because this Release specifically covers known and unknown claims, Executive waives any rights under Section 1542 of the California Civil Code or under any other comparable law of another jurisdiction that limits a general release to claims that are known to exist at the date of this release. Section 1542 of the California Civil Code states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive agrees not to file or initiate any lawsuit concerning the Released Claims. Executive understand that this paragraph does not prevent him from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

Executive acknowledge that the release of claims under the Age Discrimination in Employment Act (“ADEA”) is subject to special waiver protection. Therefore, Executive acknowledges the following: (a) he has had 21 days to consider this Release (but may sign it at any time beforehand if he wishes); (b) he can consult an attorney in doing so; (c) he can revoke this Release within seven (7) days of signing it by sending a certified letter to that effect to [name and address]; and that (d) this Release shall not become effective or enforceable and no severance benefits shall be provided until the 7-day revocation period has expired.

19

The parties agree that this Release and the Agreement contain all of their agreements and understandings with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release or the Agreement as having continued effect. It is agreed that this Release shall be governed by the laws of the State of California. If any provision of this Release or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Ivan Trifunovich	[Name of Company Signatory]
WaferGen Biosystems, Inc.

Date: _____________	Date: _____________

20

EXHIBIT B

Proprietary Information Agreement

21

ANNEX A

SECTION 409A ADDENDUM

Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by the next paragraph.

Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to him during Executive’s taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

22

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

All reimbursements under the Agreement, including but not limited to under Sections IC, IIG and IIJ, will be paid in accordance with Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement), (b) any such reimbursements or in-kind benefits be made or provided no later than the last day of the calendar year following the calendar year in which the expense was incurred, (c) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

If a Change of Control (as defined in the Agreement) constitutes a payment event with respect to any payment under the Agreement which provides for the deferral of compensation and is subject to Section 409A, the Change of Control with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation section 1.409A-3(i)(5).

23